Exhibit 1.01

Conflict Minerals Report of Gymboree

In accord with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Mineral Report of The Gymboree Corporation and its affiliates (“Gymboree”) for calendar year 2015 in accord with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Gymboree contracts to manufacture products that may contain tin, tungsten, tantalum or gold (“3TG”), including children’s specialty apparel, shoes, backpacks, hair accessories, belts, costumes and other accessories, toys and play equipment.

Due Diligence (Instructions 1.01(c)(1))

Overview: 3TG are necessary to the functionality of certain Gymboree products (“In-Scope Products”) that Gymboree contracts to manufacture. For calendar year 2015, Gymboree completed due diligence that encompassed:

•	a reasonable country of origin inquiry (“RCOI”) regarding the 3TG in the In-Scope Products that was reasonably designed to determine whether any of the 3TG originated in the Democratic Republic of Congo or an adjoining country (“Covered Country”) or are from recycled or scrap sources; and

•	measures to exercise due diligence on the source and chain of custody of those 3TG.

Gymboree’s due diligence process is based on the internationally recognized due diligence framework that was developed by the Organization for Economic Cooperation and Development as part of its “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” (“OECD Guidance”). In accordance with the OECD Guidance, Gymboree’s due diligence exercise included:

•	Adoption of a Conflict Minerals Policy, publicly available at www.gymboree.com, www.janieandjack.com, www.crazy8.com and www.gymboreeclasses.com;

•	Review and assessment of risk in the supply chain; and

•	A strategy to continue responding to risks in the supply chain, including implementation of internal measures to strengthen company engagement with suppliers, reporting risk management findings and implementing the risk management plan.

Work with Suppliers: Gymboree identified suppliers of products that Gymboree contracted to have manufactured and for which 3TG might be necessary for product functionality or production.

Each supplier was contacted and requested to complete the Electronic Industry Citizenship Coalition and Global e-Sustainability Initiative (“EICC GeSI”) Conflict Minerals Reporting Template (“CMRT”) to collect information regarding the presence and sourcing of 3TG used in the products supplied to Gymboree. Supplies were offered two options to submit the information: (i) upload the CMRT in Microsoft Excel format or (ii) complete an online survey version of the CMRT directly into a website. Information was collected and stored using an online platform provided by a third party vendor.

Supplier engagement included these steps:

•	An introduction email was sent to the suppliers describing the compliance requirements and requesting conflict minerals information;

•	Following the initial introductions to the program and information request, up to four reminder emails were sent to each non-responsive supplier requesting survey completion; and

•	Suppliers were also directed to Gymboree’s third party vendors’ online resource center for information about the program and why this information was being requested.

An escalation process was initiated by Gymboree for suppliers who continued to be non-responsive after the above contacts were made.

As a retailer of consumer products, Gymboree is several levels removed from the mining of conflict minerals, does not make direct purchases of raw or unrefined minerals and makes no purchases in the Covered Countries. Therefore, Gymboree requested that each supplier identify whether 3TGs are used in items produced for Gymboree, whether the minerals were recycled or scrap, and if not, all the smelters in the supplier’s supply chain, including the name and country of the smelter, and whether those smelters had been validated as conflict-free in accordance with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter (CFS) program. Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TG, as well as the origin of those materials. Additional supplier contacts were conducted to address issues including, without limitation, implausible statements regarding no presence of 3TG, incomplete data on the CMRT, responses that did not identify smelters or refiners (“SOR”), responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as SOR, but not verified as such through further analysis and research.

All suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted, regardless of the type of product the supplier produced. Most suppliers responded to the survey but some did not. Of the suppliers who responded, a very small number responded yes as to having one or more of the regulated metals (3TG) as necessary to the functionality or production of the products they supply to Gymboree. However, of those who responded yes, based on a RCOI and subsequent due diligence, Gymboree does not have sufficient information from the suppliers or other sources to conclude whether the necessary conflict minerals originated in the Covered Countries and whether the necessary conflict minerals that were from recycled or scrap sources, were DRC conflict free, or have not been found to be DRC conflict free.

The Gymboree Form SD and this CMR will be publicly available at www.gymboree.com, www.janieandjack.com, www.crazy8.com and www.gymboreeclasses.com upon the filing of this CMR.

Product Description and Related Matters (Instructions 1.01(c)(2))

Description of In-Scope Products: The In-Scope Products are children’s apparel, shoes, backpacks, hair accessories, belts, costumes and other accessories, toys and play equipment.

Facilities Used to Process Necessary Conflict Minerals in the In-Scope Products: The list below identifies facilities (smelters) that are known to have processed 3TG used in In-Scope Products1:

[1]	Verified smelters are those listed by the EICC.

SOR / Facility Name	Location of SOR/Facility
Gold

Advanced Chemical Company

Aida Chemical Industries Co., Ltd.

Argor-Heraeus SA

Asahi Pretec Corporation

Asahi Refining Canada Limited

Asahi Refining USA Inc.

Asaka Riken Co., Ltd.

Atasay Kuyumculuk Sanayi Ve Ticaret A.S.

Aurubis AG

Bangko Sentral ng Pilipinas (Central Bank of the Philippines)

Bauer Walser AG

Boliden AB

C. Hafner GmbH + Co. KG

Caridad

CCR Refinery—Glencore Canada Corporation

Cendres + Métaux SA

Chimet S.p.A.

Chugai Mining

Daejin Indus Co., Ltd.

Daye Non-Ferrous Metals Mining Ltd.

DODUCO GmbH

Dowa

DSC (Do Sung Corporation)

Eco-System Recycling Co., Ltd.

Elemetal Refining, LLC

Faggi Enrico S.p.A.

Gansu Seemine Material Hi-Tech Co Ltd

Guangdong Jinding Gold Limited

Hangzhou Fuchunjiang Smelting Co., Ltd.

Heimerle + Meule GmbH

Heraeus Ltd. Hong Kong

Heraeus Precious Metals GmbH & Co. KG

Hunan Chenzhou Mining Co., Ltd.

Hwasung CJ Co. Ltd

Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited

Ishifuku Metal Industry Co., Ltd.

Istanbul Gold Refinery

Japan Mint

Jiangxi Copper Company Limited

JSC Ekaterinburg Non-Ferrous Metal Processing Plant

JSC Uralelectromed

JX Nippon Mining & Metals Co., Ltd.

Kazzinc

Kennecott Utah Copper LLC

Kojima Chemicals Co., Ltd.

Korea Metal Co. Ltd

Kyrgyzaltyn JSC

Australia

Belgium

Brazil

Canada

China

Germany

Indonesia

Italy

Japan

Kazakhstan

Kyrgyzstan

Mexico

Netherlands

Philippines

Russia

Saudi Arabia

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Taiwan

Thailand

Turkey

United States

Uzbekistan

SOR / Facility Name	Location of SOR/Facility

L’ azurde Company For Jewelry

Lingbao Jinyuan Tonghui Refinery Co. Ltd.

LS-NIKKO Copper Inc.

Luo yang Zijin Yinhui Metal Smelt Co Ltd

Materion

Matsuda Sangyo Co., Ltd.

Metalor Technologies (Hong Kong) Ltd.

Metalor Technologies (Singapore) Pte., Ltd.

Metalor Technologies SA

Metalor USA Refining Corporation

METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V

Mitsubishi Materials Corporation

Mitsui Mining & Smelting

Moscow Special Alloys Processing Plant

Nadir Metal Rafineri San. Ve Tic. A.Ş.

Navoi Mining and Metallurgical Combinat

Nihon Material Co., Ltd.

Ohura Precious Metal Industry Co., Ltd.

OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)

OJSC Kolyma Refinery

OJSC Novosibirsk Refinery

PAMP SA

Penglai Penggang Gold Industry Co Ltd

Prioksky Plant of Non-Ferrous Metals

PT Aneka Tambang (Persero) Tbk

PX PrŽcinox SA

Rand Refinery (Pty) Ltd.

Royal Canadian Mint

Sabin Metal Corp.

SAMWON METALS Corp.

Schone Edelmetaal B.V.

SEMPSA Joyería Platería SA

Shandong Zhaojin Gold & Silver Refinery Co., Ltd.

So Accurate Group, Inc.

SOE Shyolkovsky Factory of Secondary Precious Metals

Solar Applied Materials Technology Corp.

Sumitomo Metal Mining Co., Ltd.

Tanaka Kikinzoku Kogyo K.K.

The Great Wall Gold and Silver Refinery of China

The Refinery of Shandong Gold Mining Co., Ltd.

Tokuriki Honten Co., Ltd.

TongLing Nonferrous Metals Group Holdings Co., Ltd.

Torecom

Umicore Brasil Ltda.

Umicore Precious Metals Thailand

Umicore SA Business Unit Precious Metals Refining

Valcambi SA

Western Australian Mint trading as The Perth Mint

SOR / Facility Name	Location of SOR/Facility
Yamamoto Precious Metal Co., Ltd. Yokohama Metal Co., Ltd. Yunnan Copper Industry Co Ltd Zhongyuan Gold Smelter of Zhongjin Gold Corporation Zijin Mining Group Co., Ltd. Gold Refinery

Tin

Alpha

China Tin Group Co., Ltd.

CNMC (Guangxi) PGMA Co. Ltd.

Cooperativa Metalurgica de Rondônia Ltda.

CV Serumpun Sebalai

CV United Smelting

Dowa

EM Vinto

Estanho de Rondônia S.A.

Fenix Metals

Gejiu Kai Meng Industry and Trade LLC

Gejiu Non-Ferrous Metal Processing Co., Ltd.

Gejiu Zi-Li

Huichang Jinshunda Tin Co. Ltd

Jiangxi Ketai Advanced Material Co., Ltd.

Linwu Xianggui Smelter Co

Magnu’s Minerais Metais e Ligas Ltda.

Malaysia Smelting Corporation (MSC)

Melt Metais e Ligas S/A

Metallo-Chimique N.V.

Mineração Taboca S.A.

Minsur

Mitsubishi Materials Corporation

Nankang Nanshan Tin Co., Ltd.

O.M. Manufacturing (Thailand) Co., Ltd.

Operaciones Metalurgical S.A.

PT Artha Cipta Langgeng

PT Babel Inti Perkasa

PT Bangka Tin Industry

PT Belitung Industri Sejahtera

PT Bukit Timah

PT DS Jaya Abadi

PT Eunindo Usaha Mandiri

PT Karimun Mining

PT Mitra Stania Prima

PT Prima Timah Utama

PT Refined Bangka Tin

PT Sariwiguna Binasentosa

PT Stanindo Inti Perkasa

PT Timah (Persero) Tbk Kundur

PT Timah (Persero) Tbk Mentok

PT Tinindo Inter Nusa

Belgium Bolivia Brazil China Indonesia Japan Malaysia Peru Poland Taiwan Thailand United States

SOR / Facility Name	Location of SOR/Facility

Rui Da Hung

Soft Metais Ltda.

Thaisarco

Umicore SA Business Unit Precious Metals Refining

White Solder Metalurgia e Mineração Ltda.

Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.

Yunnan Tin Group (Holding) Company Limited

Tungsten
None

Tantalum
None

Information About Country of Origin of Necessary Conflict Minerals Used in In-Scope Products: Countries in which 3TG used in In-Scope Products was mined include: Argentina, Armenia, Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, DRC- Congo (Kinshasa), Ethiopia, France, Germany, Ghana, Guinea, Guyana, Hong Kong, India, Indonesia, Italy, Japan, Jersey, Kazakhstan, Kyrgyzstan, Laos, Malaysia, Mali, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russia, Rwanda, Saudi Arabia, Singapore, South Africa, South Korea, Spain, Suriname, Sweden, Switzerland, Taiwan, Tajikistan, Tanzania, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan, Zambia

Information About Efforts to Determine Mine or Location of Origin: The description of Gymboree’s due diligence exercise set forth above under the heading “Due Diligence” covers Gymboree’s efforts to determine the mine or location of origin with the greatest possible specificity.